Exhibit 99.1


THIRD MILLENNIUM TELECOMMUNICATIONS, INC.
FINANCIAL STATEMENTS

SEPTEMBER 30, 2001
================================================================================





CONTENTS

                                                                    Page

Management's Discussion............................................. 2-3

Accountants' Review Report..........................................   4

Financial Statements:

    Balance Sheet...................................................   5

    Statements of Operations and Retained Earnings
      (Accumulated Deficit).........................................   6

    Statement of Cash Flows.........................................   7

    Notes to Financial Statements...................................8-15

THIRD MILLENNIUM TELECOMMUNICATIONS, INC.
MANAGEMENT'S DISCUSSION

SEPTEMBER 30, 2001
================================================================================


            Third Millennium Telecommunications, Inc. ("TMTI" and "Company"), is engaged in the wireless Telecommunications business. TMTI is a national supplier of cellular and satellite phones and communication devices for Worldcom Wireless, AT&T Wireless and Globalstar. TMTI provides activation and fulfillment services for over 250 dealers and affiliates across the United States. TMTI also sells Globalstar services to various governmental agencies. At the present time the TMTI has the State GSA contracts for Globalstar in New York and Nevada.

            In calendar year 2000, the Company began exploring a variety of merger and acquisition opportunities in order to increase its existing revenue stream and stockholder value. The Company has continued to explore these opportunities during the nine months ended September 30, 2001 ("Year to Date 2001") culminating with the Share Exchange that occurred October 1, 2001.

Results of Operations for the Nine months ended September 30, 2001:
-------------------------------------------------------------------

           The Company's Revenues for the Year to Date 2001 were $8,267,600 when Cost of Goods sold were $2,683,029. This resulted in a Gross Profit of $5,584,571, or 67%. Selling, General and Administrative expenses for the Year to Date 2001 were $5,265,802. Selling, General and Administrative includes all related costs of sales including but not limited to labor, shipping and upgrades in technology.

            The Company launched an e-commerce site on February 26, 2001. This sales avenue has provided a higher gross profit margin than bulk equipment sales. Primary operating costs associated with e-commerce are labor and equipment. Because of this trend in increased e-commerce and decrease in bulk equipment sales, the gross profit margin is expected to increase in future months, but labor related costs are expected to increase.

           Other Income (Expenses) includes a Loss Provision of $800,000 related to a contractual dispute with WorldCom Wireless ("WorldCom"). WorldCom has asserted that customers, allegedly originated during February 2001 by one of the Company's dealers, have failed to pay for services rendered and that these customers may have fraudulently opened their accounts. The Company has demonstrated that none of these accounts were opened through them but instead such accounts were opened directly with WorldCom. Presently, the Company and WorldCom continue to discuss the resolution of this contractual dispute. Management believes that while it is not possible to predict with certainty the outcome of this dispute, resolution of this matter may cost the company up to $800,000, and accordingly, a loss provision has been made in the accompanying financial statements in the line item "Expense related to contractual dispute". WorldCom is deducting approximately $73,000 per month from their remittance checks to the Company. Through November 1, 2001 the cummulative deduction totaled approximately $365,000.

           The Net Loss for Year to Date 2001 of $478,096 was impacted negatively by the aforementioned loss provision. Without this loss provision, the Net Income for Year to Date 2001 would have been $321,904.

THIRD MILLENNIUM TELECOMMUNICATIONS, INC.
MANAGEMENT'S DISCUSSION (Continued)

SEPTEMBER 30, 2001
================================================================================

Liquidity and Capital Resources
-------------------------------

            Cash and cash equivalents increased by $27,184 for Year to Date 2001. Financing activities provided $130,000, of which $5,410 was used in operating activities and $97,406 was used for investing activities.

            The Company had a working capital deficit of $506,316 at September 30, 2001, representing a working capital ratio of .70. This working capital deficit is attributable to the aforementioned Worldcom contractual dispute. Historically, the Company has experienced capital and liquidity problems and no assurances can be given that such shortages will not negatively impact the Company's operations in the future.

            The Company intends to continue to fund its current operations from a combination of cash on hand, cash generated from operations, cost savings generated from new technology, continued increased sales, as well as the use of an established bank line of credit. These sources of capital are expected to fund the Company's current operations through March 31, 2002. The Company believes that it can experience sustained and profitable revenue growth in the future, although no assurances can be given. However, if the Company does not achieve profitability, or it cannot obtain alternative sources of financing, there would be a material adverse effect on the financial condition, operations and business prospects of the Company. The Company has no arrangements in place for alternative sources of financing, and no assurance can be given that such financing will be available at all or on terms acceptable to the Company.

Forward Looking Statements
--------------------------

           This Management's Discussion and Analysis of Operations and other sections of this report contain forward-looking statements that anticipate results based on management's plans that are subject to uncertainty. The use of the words "expects", "plans", "trend", "anticipates" and other similar words in conjunction with discussions of future operations or financial performance identifies these statements.

           Forward-looking statements are based on current expectations of future events. The company cannot ensure that any forward-looking statement will be accurate, although the Company believes that it has been reasonable in its expectations and assumptions. Investors should realize that if underlying assumptions prove inaccurate or that unknown risks or uncertainties materialize, actual results could vary materially from our projections. The Company assumes no obligation to update any forward-looking statements as a result of future events or developments.

           Investors are cautioned not to place undue reliance on such statements that speak only as of the date made. Investors also should understand that it is not possible to predict or identify all such factors and should not consider this to be a complete statement of all potential risks and uncertainties.

                                                                SOBEL & CO., LLC
                                    Certified Public Accountants and Consultants



ACCOUNTANTS' REVIEW REPORT
--------------------------


Board of Directors and Stockholders
Third Millennium Telecommunications, Inc.
Piscataway, New Jersey


We have reviewed the accompanying balance sheet of Third Millennium Telecommunications, Inc., (the "Company") as of September 30, 2001, and the related statements of operations and retained earnings (accumulated deficit) for the three and nine months then ended, and cash flows for the nine months then ended in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of Third Millennium Telecommunications, Inc.

A review consists principally of inquiries of Company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with accounting principles generally accepted in the United States of America.



                                                    /s/      Sobel & Co., LLC
                                                    -------------------------
                                                    Certified Public Accountants

November 8, 2001
Livingston, New Jersey

THIRD MILLENNIUM TELECOMMUNICATIONS, INC.
BALANCE SHEET

SEPTEMBER 30, 2001
================================================================================



ASSETS

  CURRENT ASSETS:
     Cash and cash equivalents                                   $    36,262
     Cash - restricted (Note 7)                                       75,000
     Accounts receivable                                             778,196
     Merchandise inventories                                         317,710
                                                                 -----------
          Total Current Assets                                     1,207,168

  PROPERTY AND EQUIPMENT, Net                                         47,311
                                                                 -----------

                                                                 $ 1,254,479
                                                                 ===========

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

  CURRENT LIABILITIES:
     Accounts payable and accrued expenses                       $ 1,056,095
     Accrual related to contractual dispute                          507,296
     Accrued salaries and payroll taxes                               20,093
     Line of credit agreement                                        130,000
                                                                 -----------
          Total Current Liabilities                                1,713,484
                                                                 -----------

  COMMITMENTS AND CONTINGENCIES

  STOCKHOLDERS' EQUITY (DEFICIENCY):
     Common stock, $.001 par value,
       20,000,000 shares authorized, 12,100,000 issued;
       11,300,000 outstanding                                         12,100
     Additional paid-in capital                                       33,900
     Accumulated deficit                                            (504,205)
                                                                 -----------
                                                                    (458,205)
     Less: Treasury stock at cost, 800,000 shares                       (800)
                                                                 -----------
          Total Stockholders' Deficiency                            (459,005)
                                                                 -----------

                                                                 $ 1,254,479
                                                                 ===========

See accountants' review report and notes to financial statements.

THIRD MILLENNIUM TELECOMMUNICATIONS, INC.
STATEMENTS OF OPERATIONS AND RETAINED EARNINGS

(ACCUMULATED DEFICIT)
================================================================================



                                                              Three Months          Nine Months
                                                                  Ended                Ended
                                                              September 30,        September 30,
                                                                  2001                 2001
                                                              -----------           -----------

REVENUES                                                      $ 3,119,102           $ 8,267,600

COST OF GOODS SOLD                                              1,106,886             2,683,029
                                                              -----------           -----------

GROSS PROFIT                                                    2,012,216             5,584,571

SELLING, GENERAL AND ADMINISTRATIVE                             1,902,065             5,265,802
                                                              -----------           -----------

INCOME FROM OPERATIONS                                            110,151               318,769

OTHER INCOME (EXPENSE):
     Expense related to contractual dispute (Note 9)                 --                (800,000)
     Interest income                                                1,665                 3,135
                                                              -----------           -----------

INCOME (LOSS) BEFORE PROVISION
  FOR INCOME TAXES                                                111,816              (478,096)

PROVISION FOR INCOME TAXES                                           --                    --
                                                              -----------           -----------

NET INCOME (LOSS)                                                 111,816              (478,096)

RETAINED EARNINGS (ACCUMULATED DEFICIT):
     Beginning of period                                         (616,021)                7,575

     Stockholder distribution                                        --                 (33,684)
                                                              -----------           -----------

     End of period                                            $  (504,205)          $  (504,205)
                                                              ===========           ===========

See accountants' review report and notes to financial statements.

THIRD MILLENNIUM TELECOMMUNICATIONS, INC.
STATEMENTS OF CASH FLOWS

NINE MONTHS ENDED SEPTEMBER 30, 2001
================================================================================

CASH FLOWS PROVIDED BY (USED FOR):
  OPERATING ACTIVITIES:
  --------------------
    Net loss                                                    $(478,096)
      Adjustments to reconcile net income to net cash
        provided by operating activities:
          Depreciation                                              5,000
          Equity issued for services rendered                      35,000
          Changes in certain assets and liabilities:
             (Increase) decrease in:
           Accounts receivable                                    (40,440)
           Merchandise inventories                               (224,345)
             Increase (decrease) in:
           Accounts payable and accrued expenses                  181,421
           Accrual related to contractual dispute                 507,296
           Accrued salaries and payroll taxes                       9,094
           Accrued corporate taxes                                   (340)
                                                                ---------
                Net Cash Used for Operating Activities             (5,410)
                                                                ---------

  INVESTING ACTIVITIES:
  --------------------
    Purchases of property and equipment                           (22,406)
    Purchase of certificate of deposit                            (75,000)
                                                                ---------
          Net Cash Used for Investing Activities                  (97,406)
                                                                ---------

  FINANCING ACTIVITIES:
  --------------------
    Stockholder distribution                                      (33,684)
    Payment from stockholder                                       33,684
    Proceeds under line of credit agreement                       130,000
                                                                ---------
          Net Cash Provided by Financing Activities               130,000
                                                                ---------

INCREASE IN CASH AND
  CASH EQUIVALENTS                                                 27,184

CASH AND CASH EQUIVALENTS:

    Beginning of period                                             9,078
                                                                ---------

    End of period                                               $  36,262
                                                                =========

SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION:
             Cash paid during the period for:
                   Interest                                     $    --
                                                                =========
                   Income taxes                                 $     200
                                                                =========

See accountants' review report and notes to financial statements.

THIRD MILLENNIUM TELECOMMUNICATIONS, INC.
NOTES TO FINANCIAL STATEMENTS

NINE MONTHS ENDED SEPTEMBER 30, 2001
================================================================================

NOTE 1  -  NATURE OF BUSINESS:

Third Millennium Telecommunications, Inc. (the "Company"), is involved in the business of wholesale activations of cellular phones and logistics and fulfillment for internet retailers. The Company is a value added wholesaler in the wireless markets focusing its efforts on expanding its distribution network through its dealer program in the Metropolitan New York market to include retail dealers throughout the continental United States. The Company has also formed marketing relationships with internet retailers.

The Company is a Master Agent with WorldCom, AT&T and Globalstar in all the markets that they operate in. In addition, the Company presently provides service to its network of over 250 retail dealers and affiliates in the United States.

NOTE 2  -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Use of Estimates:
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

Cash Equivalents:
The Company considers all highly liquid investments with a maturity of three months or less when purchased to be "Cash Equivalents".

Property, Equipment and Depreciation:
Property and equipment are stated at cost. Maintenance and repairs are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which approximate 7 years.

Revenue Recognition:
Revenue from product sales is recognized when all significant services, including receipt of authorized and signed paperwork have been provided.

Merchandise Inventories:
Inventories consist of cellular telephones and related accessories for resale to dealers or internet customers. Such inventory is valued at the lower of cost or market.

THIRD MILLENNIUM TELECOMMUNICATIONS, INC.
NOTES TO FINANCIAL STATEMENTS

NINE MONTHS ENDED SEPTEMBER 30, 2001
================================================================================

NOTE 2  -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

Income Taxes:
Effective January 1, 2001, the Company's "S" Corporation status for federal and state tax purposes was revoked. As a result, the Company is now taxed as a "C" Corporation for federal and state tax purposes. The Company utilizes Financial Accounting Standards Board ("FASB") Statement No. 109, "Accounting for Income Taxes" which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities and net operating losses that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Allowance for Doubtful Accounts:
The Company feels that all accounts receivable are collectible, therefore, there is no allowance for doubtful accounts.

Advertising:
Advertising costs are expensed as incurred.

NOTE 3  -  WORLDCOM REPRESENTATION AGREEMENT:

The Company entered into a non-exclusive Representation Agreement with WorldCom Communications, Inc. ("WorldCom") during December 1999. This Agreement appoints the Company to act as WorldCom's authorized representative to obtain orders for cellular services throughout the continental 48 states of the United States and the District of Columbia from prospects that are not receiving those services from WorldCom or its affiliates. The initial term of the Agreement is for a period of three years commencing on the effective date, which is December 20, 1999. Thereafter, the Agreement will continue on a month-to-month basis until it is terminated by either party giving at least thirty days written notice to the other. At any time during the initial term of the Agreement, either the Company or WorldCom may terminate the Agreement upon ninety days written notice to the other party.

WorldCom may immediately terminate the Agreement and be relieved of any obligation to pay commissions in the event of the Company's: a) insolvency, bankruptcy, receivership, dissolution or assignments for benefit of creditors;
b) assignment of the Agreement to another entity or person; c) breach of any provision of the Agreement that the Company fails to cure within five business days after written notice; d) misrepresentation by the Company more than three times in six months; e) contact of a prospect or customer of WorldCom; f) soliciting or enticing an employee of WorldCom; or g) submitting orders secured or solicited by an unauthorized agent of the Company.

THIRD MILLENNIUM TELECOMMUNICATIONS, INC.
NOTES TO FINANCIAL STATEMENTS

NINE MONTHS ENDED SEPTEMBER 30, 2001
================================================================================

NOTE 3  -  WORLDCOM REPRESENTATION AGREEMENT (Continued):

The Company is required to obtain a completed and signed customer contract and a valid identification with matching signature for each activation. If a customer commits subscription fraud, the Company could be held responsible for all fraudulent charges unless the Company can produce appropriate documentation.

WorldCom will pay the Company commissions in accordance with the terms of the Agreement for eligible sales from orders submitted by the Company in accordance with the terms and conditions of the Agreement and accepted by WorldCom. The Company may not assign the Agreement without WorldCom's prior written approval. In the event of a change in the control of the Company, the Agreement will terminate without further liability on behalf of WorldCom.

NOTE 4  -  GLOBALSTAR SALES AGENT AGREEMENT:

The Company entered into a non-exclusive Authorized Sales Agent Agreement with Globalstar USA, Inc. ("Globalstar") during November 2000. This Agreement appoints the Company to act as a nonexclusive authorized sales agent to solicit subscribers of voice transmission of data and value added services using the Globalstar System. The Company's service territory includes the continental United States, i.e., but excluding certain reserved accounts. The initial term of this agreement is three years commencing on the effective date, which is November 7, 2000. The Agreement shall automatically terminate upon expiration of the initial term unless extended by written agreement. At any time during the initial term of the Agreement, either the Company or Globalstar may terminate the Agreement upon ninety days written notice to the other party.

The Company is required under the Agreement to perform in a certain manner or Globalstar may terminate the Agreement effective upon ten days written notice if any one of the following occurs: a) failure to maintain required government licenses and permits; b) failure to comply with federal, state or local laws or regulations; c) failure to pay sums when due; d) failure to meet sales quotas for any two consecutive quarters; (e excessive customer complaints; f) insolvency, bankruptcy, receivership, dissolution or assignments for benefit of creditors; g) assignment of the Agreement contrary to the provision of the Agreement; h) unlawful, fraudulent or deceptive acts or practices or criminal misconduct by the Company or its employees; i) the Company or any stockholder, director or senior officer is convicted of or pleads no contest to any felony involving moral turpitude; or j) a court or any federal or state governmental agency discontinues or modifies the licenses relied upon by Globalstar in offering service in all or part of the territory.

THIRD MILLENNIUM TELECOMMUNICATIONS, INC.
NOTES TO FINANCIAL STATEMENTS

NINE MONTHS ENDED SEPTEMBER 30, 2001
================================================================================

NOTE 5  - AT&T DEALER AGREEMENT:

The Company entered into a non-exclusive National Indirect Digital Multi-Network Internet Dealer Agreement with AT&T Wireless Services, Inc. ("AT&T") during August 2001. This Agreement allows the Company to act as a non-exclusive distributor for AT&T's service under digital multi-network rate plans through the internet only. The initial term of this Agreement is two years commencing on the effective date, which is August 27, 2001. Thereafter, the Agreement will continue on an annual basis unless terminated by written notice. At any time of the Agreement, either the Company or AT&T may terminate the Agreement upon ninety days written notice to the other party.

AT&T may terminate the Agreement immediately in the event the Company engages in "Slamming" or any other activities prohibited by law with respect to wireline services three or more times per market area per year. Slamming means the fraudulent solicitation of a wireline subscriber (long distance or otherwise) resulting in the unauthorized switching of the subscriber from one telecommunications company to another.

The Company is required under the Agreement to perform in a certain manner or AT&T may terminate the Agreement effective upon thirty days written notice if any one of the following occurs: a) breach of confidentiality; b) solicitation of AT&T's subscribers; c) failure to provide solicitation and enrollment data in accordance with AT&T policies and procedures; d) failure to comply with all laws, FCC rules and regulations, tariffs, and any rules of other governmental bodies; e) failure to provide evidence of insurance; f) unauthorized use of trademarks; or g) assignment of the Agreement.


NOTE 6  -  PROPERTY AND EQUIPMENT:

Property and equipment is comprised as follows:

                                                           September 30,
                                                                2001
                                                       ---------------------
     Office equipment                                         $ 51,901
     Furniture and fixtures                                     11,985
                                                       ---------------------
                                                                63,886
     Less:  accumulated depreciation                           (16,575)
                                                       ---------------------

               Property and Equipment, Net                    $ 47,311
                                                       =====================

THIRD MILLENNIUM TELECOMMUNICATIONS, INC.
NOTES TO FINANCIAL STATEMENTS

NINE MONTHS ENDED SEPTEMBER 30, 2001
================================================================================

NOTE 7  -  LINE OF CREDIT AGREEMENT:

On September 19, 2001 the Company negotiated a $150,000 line of credit with Commerce Bank. Such line of credit was increased to $250,000 in October 2001. Interest is payable monthly at the rate of 1.0% above the prime rate (6.5% at September 30, 2001). The line of credit is secured by a $75,000 certificate of deposit. The line of credit matures on October 1, 2002. The amount outstanding on this line of credit at September 30, 2001 totaled $130,000.


NOTE 8  -  CONCENTRATION OF RISKS:

The Company maintains cash balances at a financial institution located in New Jersey. Amounts at this institution are insured by the Federal Deposit Insurance Corporation (FDIC) up to $100,000. From time to time during the year, cash balances on deposit exceeded the FDIC insured amount.

Sales are primarily through dealers or the Company under the WorldCom Agreement. Accounts receivable are primarily due from WorldCom. For the nine months ended September 30, 2001, sales from the WorldCom agreement were approximately 85% of total sales for the period. At September 30, 2001, accounts receivable due under the agreement were the majority of total accounts receivable outstanding. For the nine months ended September 30, 2001, one dealer accounted for approximately 20% of revenues. The majority of purchases of cell phones and related telecommunications are from WorldCom, however, the equipment Company believes it could obtain cellular equipment from other vendors.

NOTE 9  -  COMMITMENTS AND CONTINGENCIES:

Leases:
The Company leases office space under an operating lease. The lease is on a month-to-month basis. Rent expense, including base rent and additional charges, for the nine months ended September 30, 2001 was $11,250.

The Company also leases office equipment and a vehicle. These leases expire at various dates through July 2002. Lease expense under these leases for the nine months ended September 30, 2001 was approximately $12,900. Future minimum rentals related to these leases are as follows:

      2002                                      $22,378
      2003                                      $19,296
      2004                                      $ 8,669

In May 2001, a stockholder entered into a vehicle lease, which is paid for by the Company. The Company also leased office furniture and equipment in June 2001. The office furniture and equipment leased is personally guaranteed by a stockholder. Such amounts have been included in the future minimum rental amounts disclosed above.

THIRD MILLENNIUM TELECOMMUNICATIONS, INC.
NOTES TO FINANCIAL STATEMENTS

NINE MONTHS ENDED SEPTEMBER 30, 2001
================================================================================

NOTE 9  -  COMMITMENTS AND CONTINGENCIES (Continued):

Chargebacks:
The Company is charged back by WorldCom for sales contracts that cancel within six months. No reserve has been established related to these charge backs since the Company recovers the amounts from their retail dealer's future sales.

Contractual Dispute:
During 2001, the Company became aware of a contractual dispute asserted by WorldCom. WorldCom has asserted that customers, allegedly originated during February 2001 by one of the Company's dealers, have failed to pay for services rendered and that these customers may have fraudulently opened their accounts. The Company has demonstrated that none of these accounts were opened through them. Instead such accounts were opened directly with WorldCom.

As mentioned in Note 3, under the WorldCom Agreement, the Company is required to obtain a completed and signed customer contract and a valid identification with matching signature for each activation. If a customer commits subscription fraud, the Company could be held responsible for all fraudulent charges unless the Company can produce appropriate documentation.

Presently, the Company and WorldCom continue to discuss the resolution of this contractual dispute. Management believes that while it is not possible to predict with certainty the ultimate outcome or resolution of this dispute, that resolution of this matter may cost the company up to $800,000 and accordingly a liability was recognized during the nine months ended September 30, 2001. WorldCom began to deduct approximately $73,000 per month from the Company's monthly settlement checks. As of November 1, 2001, the company had approximately $365,000 deducted by WorldCom from monthly settlement checks related to the contractual dispute.

NOTE 10  -  RELATED PARTY TRANSACTIONS:

At December 31, 2000, the Company was due $33,684 from a stockholder. The funds were receivable on demand and were non-interest bearing. During the nine months ended September 30, 2001, the Company distributed $33,684 to this stockholder. The stockholder utilized such distribution to repay the reimbursement.

A stockholder has a non-exclusive agent agreement with a telecommunications dealer, through a company wholly owned by such stockholder. The activity generated under this agreement is passed through to the Company after the stockholder deducts nominal expenses. The Company received commissions of approximately $675,000 for the nine months ended September 30, 2001 through this agreement.

The Company paid commissions to a company owned by a stockholder. Such commissions amounted to approximately $21,600 for the nine months ended September 30, 2001.

THIRD MILLENNIUM TELECOMMUNICATIONS, INC.
NOTES TO FINANCIAL STATEMENTS

NINE MONTHS ENDED SEPTEMBER 30, 2001
================================================================================

NOTE 11  -  EMPLOYEE BENEFIT PLANS:

On December 22, 2000, the Company entered into a Simple IRA Retirement Plan for all eligible employees effective January 1, 2001. The Plan permits participants to elect to have a portion of their compensation contributed to the Plan on a before-tax basis pursuant to the Internal Revenue Code. The Plan allows the Company to make a 50% match, up to 3% of taxable income per participant up to $3,000.

The Company also offers a health insurance plan to all eligible employees.

NOTE 12  -  ASSIGNMENT OF COMMON STOCK:

On May 19, 2000, the President and sole stockholder assigned and reallocated his 10,000,000 previously issued and outstanding shares. Such shares were assigned to three individuals leaving the previously sole stockholder with an approximate 50% interest in the Company. Additionally, 800,000 shares were assigned to the Company as treasury stock and are recorded at par value on the balance sheet.

NOTE 13  -  SHARE EXCHANGE AGREEMENT:

On June 14, 2001, the Company, with the consent of its stockholders, entered into a share exchange agreement whereby the stockholders agreed to exchange 100% of the Company's issued and outstanding common stock in exchange for an aggregate of 6,875,000 shares of the other parties common stock, after giving effect to a 1 for 20 reverse stock split. Upon the achievement of certain financial threshholds (at least $3,000,000 in revenues and at least $150,000 in net pre-tax income over a trailing three-month period beginning after the closing date) by the Company after closing, an aggregate of 35,000,000 additional shares of the other party's common stock will be delivered to the Company's stockholders. At closing, the other party will transfer all assets and liabilities to members of the other parties management group.

Immediately after consumation of the transactions contained in the share exchange agreement, the other party will have 8,528,861 shares of common stock issued and outstanding. Of this amount, the Company's stockholders' will own 6,875,000 shares of common stock.

Prior to closing, the other party's name will change to that of the Company.

For purposes of these financial statements, the share exchange agreement was treated as if it occurred on October 1, 2001. As a result, the share exchange agreement is not reflected in these financial statements.

THIRD MILLENNIUM TELECOMMUNICATIONS, INC.
NOTES TO FINANCIAL STATEMENTS

NINE MONTHS ENDED SEPTEMBER 30, 2001
================================================================================

NOTE 14  -  ISSUANCE OF COMMON STOCK:

On June 14, 2001, the Company entered into a written agreement whereby the Company agreed to issue 1,100,000 shares of the Company's common stock in lieu of payment for professional services rendered. Such professional services were valued at $35,000 and this amount was included in selling, general and administrative expenses.

NOTE 15  -  COMPANY'S ACTIVITIES AND OPERATIONS:

As shown in the accompanying financial statements, the Company had an $800,000 expense related to a contractual dispute with WorldCom (Note 9). As of September 30, 2001, the Company's current liabilities exceeded its current assets by $506,316. The Company is considering raising additional funds through the issuance of common stock. Presently, WorldCom is deducting approximately $73,000 per month from the Company's monthly settlement checks. As of November 1, 2001, the Company repaid approximately $365,000 of the contractual disputed amount. Management believes that cash flows from operations will be adequate to repay the contractual disputed amount provided WorldCom continues to work with the Company and does not make demand for immediate payment or terminate the agreement. The accompanying financial statements do not include any adjustments to the financial statements that might be necessary should the Company be unable to continue as a going concern.